Exhibit 16.1

January  14, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the attached statements made by Image Innovations Holdings Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated January 14, 2005.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Clyde Bailey

Clyde Bailey PC